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                                                                    Exhibit 10.J

September 15, 1998

Mr. Jorge Hevia

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Dear Jorge:

As per our meeting today, we agree to the following points for your employment as Vice President of sales and marketing. We would like your employment to commence October 5, 1998.

1) Annual Salary of $165,000, with annual reviews hereafter on your anniversary date. Upon being promoted to Senior Vice President of Sales and Marketing (estimated to occur approximately May 1999) salary will be increased to $175,000.

2)   Signing Bonus- A signing bonus will be paid as follows:

     $10,000 upon employment

     $10,000 end of December 1998

     $10,000 end of May 1998

3) Bonus Plan- An additional 61% of annual salary (or $95,000) can be earned as follows:

     A)   *Sales Volume- Sales volume bonus plan is as follows:

          a)   Net sales increase 5%- Bonus = $10,000

          b)   Net sales increase 10%- Bonus = $28,875

          c)   Net sales increase 15% or greater- Bonus = $50,000

     *Sales volume will be measured for the year ended 6/30/99 as compared to 6/30/98. In the event of an acquisition, this plan will be adjusted.

     B) Profitability- Profitability bonus plan is based on the average selling price of the top 250 stock keeping units (SKU's), which represent approximately 99% of overall corporate sales. The plan is as follows:

          a) Average selling price is 6.5% below target (level 1 pricing)- Bonus = $7,000

          b)   Average selling price is 6% below target- Bonus = $17,325

          c)   Average selling price is 5% below target- Bonus = $25,000

     C)   *Sales and Marketing Budget-

          a) If the Sales and Marketing Budget is met (not exceeded)- Bonus = $11,550

          b) If the Sales and Marketing expenses are 5% or more below budget-Bonus = $20,000

     *The budget may be adjusted throughout the year, and would require approval of joint executive management.

          As discussed, since you will be joining the Company approximately in October 1998, the bonus plan would have to be prorated.

4)   Stock Options- 16,600 stock options would be awarded upon employment, at


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     the fair market value price of the Napco stock at that time. Future stock options will be granted based on performance.

5) A contract will be drawn up for two (2) years and will include a clause for severance of nine (9) months salary and health insurance for six (6) months. The contract will be reviewed for renewal one (1) year before its expiration date.

6) 401K- The Company 401K policy allows for a company match of 1% of compensation (salary and bonus). The policy also includes a one (1) year waiting period before new employees can be added to the plan.

7) Auto Allowance- You will be entitled to an auto allowance of $540 per month.

8)   Vacation- You will be entitled to three (3) weeks vacation.

I look forward to a long and prosperous relationship with you. This should be a lot of fun.

Sincerely,


/s/ Richard Soloway
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Richard Soloway
Chairman

Soloway/ Hevia- 9-15-98


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